Exhibit (d)(ix)

Amendment to Sub-Advisory Agreement

This Amendment dated as of March 11, 2015 (this “Amendment”) is to the Sub-Advisory Agreement dated as of April 30, 2014 (the “Agreement”), by and among ALPS Advisors, Inc. (the “Investment Adviser”), a Colorado corporation, ALPS Variable Investment Trust (the “Trust”), a Delaware statutory trust, on behalf of each series thereof, and Stadion Money Management, LLC (the “Sub-Adviser”), a Delaware limited liability company.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Investment Adviser, the Trust and the Sub-Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Appendix A of the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by referenced herein.

2.	Effective as of the date of this Amendment, Appendix B of the Agreement is replaced in its entirety with the new Appendix B attached hereto and incorporated by referenced herein.

3.
The Agreement, as amended hereby, shall continue in effect with respect to the ALPS/Stadion Tactical Growth Portfolio for a period of more than two years from the date of this Amendment only so long as continuance is specifically approved at least annually in conformance with the Investment Company Act of 1940, as amended.

4.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS VARIABLE INVESTMENT TRUST		ALPS ADVISORS, INC.

By:	/s/ Alex J. Marks	By:	/s/ Thomas A. Carter
Name: Alex J. Marks		Name: Thomas A. Carter
Title: Secretary		Title: President

STADION MONEY MANAGEMENT, LLC

By:	/s/ Jud Doherty
Name: Jud Doherty
Title: President

APPENDIX A
TO
SUB-ADVISORY AGREEMENT

ALPS/Stadion Tactical Defensive Portfolio
ALPS/Stadion Tactical Growth Portfolio

APPENDIX B
TO
SUB-ADVISORY AGREEMENT

In consideration for the services to be performed under this Agreement, the Sub-Adviser shall receive from the Investment Adviser from the management fee paid by the Trust to the Investment Adviser under the Investment Advisory Agreement an annual management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 0.50% with respect to each Portfolio.